Exhibit 10.19

GUARANTY

This GUARANTY is made as of December 1, 2011, by MOLINA HEALTHCARE, INC., a Delaware corporation (“Guarantor”), in favor of EAST WEST BANK, a California banking corporation, in its capacity as administrative agent (in such capacity, “Administrative Agent”) for itself and the other “Lenders,” as such term is defined below.

RECITALS

A. Pursuant to the terms of the Term Loan Agreement dated as of even date herewith (as amended, extended, renewed, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) by and among Molina Center LLC, a Delaware limited liability company (“Borrower”), Administrative Agent, East West Bank, Bank of China, Los Angeles Branch, City National Bank, Union Bank, N.A. and The Bank of East Asia (USA) N.A. and their assignees and successors from time to time as “Lenders” thereunder (collectively, “Lenders,” and each, a “Lender”), Lenders have agreed to make a term loan to Borrower in the aggregate principal amount of up to Forty Eight Million Six Hundred Thousand Dollars ($48,600,000) (the “Loan”). Capitalized terms used but not otherwise defined in this Guaranty shall have the meanings ascribed to such terms in the Term Loan Agreement.

B. The obligations of Borrower for repayment of the Loan are evidenced by Promissory Notes dated as of even date herewith (as amended, extended, renewed, replaced, split, supplemented or otherwise modified from time to time, the “Notes”) made by Borrower to the order of each of the Lenders, in the aggregate principal amount of the Loan. The obligations of Borrower under the Term Loan Agreement and the Notes are secured by the Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing (as amended, extended, renewed, supplemented or otherwise modified from time to time, the “Deed of Trust”) executed by Borrower as trustor, naming First American Title Insurance Company as trustee and Administrative Agent as beneficiary, encumbering the “Property” (as described in the Deed of Trust), and by other collateral security.

C. The Term Loan Agreement, the Notes, the Deed of Trust and all other agreements and documents evidencing or securing Borrower’s obligations in connection with the Lenders’ issuance of the Loan are referred to in this Guaranty as the “Loan Documents”.

D. Guarantor’s execution and delivery of this Guaranty is a condition precedent to Lenders’ issuance of the Loan. Guarantor has an interest in Borrower and will directly benefit from Lenders’ extension of the Loan to Borrower and is therefore willing to enter into this Guaranty to induce Lenders to extend the Loan.

AGREEMENT

1. Guaranty.

(a) Guarantor unconditionally and irrevocably guarantees the full and prompt payment of all obligations, principal, interest, fees, costs and other sums owed under the Loan Documents at the times and according to the terms expressed in the Loan Documents, including any interest, late charges, default interest, fees and costs (including reasonable attorneys’ fees)

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that would have accrued under the Loan Documents but for the commencement of a case under Title 11 of the United States Code or any successor statute (the “Bankruptcy Code”). Notwithstanding anything else to the contrary contained in this Guaranty, the maximum principal amount of the Notes for which the Guarantor shall be liable under this Guaranty shall in no event exceed Twenty Million Dollars ($20,000,000) (the “Cap”).

(b) Guarantor’s liability under this Guaranty is a guaranty of payment and performance and not a guaranty of collection.

2. Changes Do Not Affect Liability. Guarantor agrees that Administrative Agent, on behalf of the Lenders, may without notice to Guarantor and without limiting Guarantor’s liability under, or affecting the enforceability of, this Guaranty:

(a) grant extensions of time, renewals or other indulgences and modifications to Borrower or any other party under the Loan Documents;

(b) change the rate of interest or rate or amount of fees under the Term Loan Agreement or any other Loan Document;

(c) change, amend or modify the Loan Documents;

(d) authorize the sale, exchange, release or subordination of any security or collateral in which Administrative Agent or the Lenders has an interest, or fails to create, perfect or maintain the priority of any security interest in any such collateral;

(e) take additional security for any obligation evidenced by the Loan Documents;

(f) discharge or release any party or parties liable under the Loan Documents;

(g) accept or make compositions or other arrangements or file or refrain from filing a claim in any bankruptcy proceeding of Borrower, any other guarantor, any pledgor of collateral for any person’s obligations to any Lender or any other person related to the Loan Documents;

(h) make other or additional credit available to Borrower in such amounts and at such times as Administrative Agent may determine;

(i) credit payments in such manner and order of priority to principal, interest or other obligations as Administrative Agent may determine; and

(j) otherwise deal with Borrower, any other guarantor, any pledgor of collateral for any person’s obligations to any Lender or any other person related to the Loan Documents as Administrative Agent may determine in its discretion.

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3. Additional Waivers.

(a) Guarantor waives all benefits and defenses it may have under California Civil Code Section 2809 and agrees that Guarantor’s liability may be larger in amount and more burdensome than that of Borrower. Guarantor’s liability under this Guaranty shall continue until all sums due under the Loan Documents have been paid in full and shall not be limited or affected in any way by any impairment or any diminution or loss of value of any security or collateral for the obligations under the Loan Documents, from whatever cause, including, without limitation, Administrative Agent’s or Lenders’ failure to perfect a security interest in any such security or collateral or any disability or other defense of Borrower, any other guarantor, any pledgor of collateral for any person’s obligations to Administrative Agent or any Lender or any other person related to the Loan Documents.

(b) Guarantor agrees that its liability under, and the enforceability of, this Guaranty are absolute and are not contingent upon the genuineness, validity or enforceability of any of the Loan Documents or the availability of any defense to Borrower, any other guarantor or surety, any pledgor of collateral for any person’s obligations to Administrative Agent or any Lender or any other person related to the obligations under the Loan Documents. Guarantor waives all benefits and defenses it may have under California Civil Code Section 2810 and agrees that Guarantor shall be liable even if Borrower, any other guarantor, any pledgor of collateral for any person’s obligations to Administrative Agent or any Lender or any other person related to the obligations outstanding under the Loan Documents had no liability at the time of execution of any Loan Documents or later ceases to be liable.

(c) Guarantor waives its rights under California Civil Code Section 2815 and agrees that by doing so Guarantor does not have any right to revoke this Guaranty until all obligations under the Loan Documents have been fully satisfied.

(d) Guarantor waives its rights under California Civil Code Section 2819 and agrees that by doing so Guarantor’s liability and the enforceability of this Guaranty shall continue even if Administrative Agent or any Lender alters any obligations under the Loan Documents in any respect.

(e) Guarantor waives its rights under California Civil Code Section 2839 and agrees that by doing so (i) its obligations under this Guaranty shall not be deemed satisfied by a mere offer of payment by Borrower or any other person of the principal obligations under the Loan Documents and (ii) Guarantor’s liability under and the enforceability of this Guaranty shall continue until all obligations under the Loan Documents have been fully satisfied.

(f) Guarantor waives all benefits and defenses it may have under California Civil Code Sections 2787 to 2855, inclusive, including, without limitation, the right to require Administrative Agent or any Lender to (i) proceed against Borrower, any other guarantor or surety, any pledgor of collateral for any person’s obligations to Administrative Agent or any Lender or any other person related to the obligations outstanding under the Loan Documents, (ii) proceed against or exhaust any other security or collateral Administrative Agent may hold, or (iii) pursue any other right or remedy for Guarantor’s benefit, and agrees that Administrative Agent and the Lenders may foreclose against all or a part of the Property or any other security

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Administrative Agent or the Lenders may hold without taking any action against Borrower, any other guarantor or surety, any pledgor of collateral for any person’s obligations to Administrative Agent or any Lender or any other person related to the obligations outstanding under the Loan Documents, and without proceeding against or exhausting any security or collateral Administrative Agent or any Lender holds.

(g) Guarantor waives its rights under California Civil Code Sections 2899 and 3433 and agrees that by doing so that neither Administrative Agent nor any Lender has an obligation regarding the order in which it exercises its remedies against the Property or any other collateral security encumbered pursuant to any of the Loan Documents.

(h) Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and creation, renewal, extension, modification or accrual of any of the obligations under the Loan Documents. Guarantor also waives the right to plead all statutes of limitation as a defense to Guarantor’s liability under, or the enforceability of, this Guaranty.

(i) Guarantor waives any rights or benefits it may have by reason of California Code of Civil Procedure Section 580a which could limit the amount which Administrative Agent and the Lenders could recover in a foreclosure of the Property to the difference between the amount owing under the Loan Documents and the fair value of the Property or other real property sold at a nonjudicial foreclosure sale or sales of any other real property held by Administrative Agent or any Lender as security for the obligations under the Loan Documents.

(j) Guarantor waives all rights and defenses arising out of an election of remedies by Administrative Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure of the Property or any other real property given to secure the obligations under the Loan Documents, may destroy Guarantor’s rights of subrogation and reimbursement against Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

4. Guarantor Informed of Borrower’s Condition. Guarantor acknowledges that it has had an opportunity to review the Loan Documents, the value of the security for the obligations under the Loan Documents, and Borrower’s financial condition and ability to repay the obligations owing under the Loan Documents. Guarantor agrees to keep itself fully informed of all aspects of Borrower’s financial condition and the performance of Borrower’s obligations to Administrative Agent, on behalf of the Lenders and that neither Administrative Agent nor any of the Lenders has any duty to disclose to Guarantor any information pertaining to Borrower or any security for the obligations owing under the Loan Documents.

5. Subrogation, Reimbursement and Contribution Rights. Guarantor agrees that its rights of subrogation and reimbursement against Borrower, its right of subrogation against any other collateral or security for the obligations owing under the Loan Documents or the pledgor of such collateral or security and its right of contribution from any guarantor of the obligations owing under the Loan Documents shall be subordinate to Administrative Agent’s and the Lenders’ rights against Borrower, in such collateral or security, against any such pledgor and

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against any such guarantor. Guarantor shall have no such rights of subrogation, reimbursement or contribution until all amounts due under the Loan Documents have been paid in full and Administrative Agent, on behalf of the Lenders, has released, transferred or disposed of all of its rights in any collateral or security. Guarantor waives its rights under California Civil Code Sections 2847, 2848 and 2849 to the extent inconsistent with the foregoing.

6. Confirmation of Waivers; Borrower’s Obligations are Secured by Real Property.

(a) Guarantor is aware that it is waiving all rights and defenses that it may have because Borrower’s obligations are secured by real property. This means, among other things:

(i) Administrative Agent or Lenders may collect from Guarantor without first foreclosing on the Property or any other real or personal property collateral for Borrower’s obligations pledged by Borrower or any other person; and

(ii) if Administrative Agent or Lenders foreclose on the Property:

(A) the amount of Borrower’s obligations outstanding may be reduced only by the price for which the Property is sold at the foreclosure sale, even if the Property is worth more than the sale price; and

(B) Administrative Agent or Lenders may collect from Guarantor even if Administrative Agent, by foreclosing on the Property, has destroyed any right Guarantor may have to collect from Borrower.

(b) These are unconditional and irrevocable waivers of any rights and defenses Guarantor may have because Borrower’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

7. Guaranty Continues if Payments Are Avoided or Recovered from Administrative Agent or Lenders. If all or any portion of the obligations guaranteed under this Guaranty are paid or performed, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect if all or any part of such payment or performance is avoided or recovered directly or indirectly from Administrative Agent or Lenders as a preference, fraudulent transfer or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, and (b) payment in full of the obligations under the Loan Documents.

8. Subordination. Any rights of Guarantor, whether now existing or later arising, to receive payment on account of any indebtedness (including interest) owed to it by Borrower or any subsequent owner of the Property, or to withdraw capital invested by it in Borrower, or to receive distributions from Borrower, shall at all times be subordinate as to lien and time of payment and in all other respects to the full and prior repayment to Administrative Agent and the Lenders of the obligations owing under the Loan Documents. Guarantor shall not be entitled to enforce or receive payment of any sums hereby subordinated until all obligations owing under the Loan Documents have been fully satisfied and any such sums received in violation of this

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Guaranty shall be received by Guarantor in trust for Administrative Agent, on behalf of Lenders, except for distributions of provided, however, that Guarantor may receive distributions of excess Cash from Borrower as permitted pursuant to Section 5.6 of the Term Loan Agreement.

9. Representations and Warranties. Guarantor makes the following representations and warranties to Administrative Agent and Lenders:

(a) This Guaranty has been duly executed and delivered and is the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

(b) Guarantor’s execution and delivery of, and its performance of its obligations under, this Guaranty do not and will not conflict with any (i) contractual or legal restriction or obligation, or (ii) court or regulatory order, binding on or affecting Guarantor.

(c) There is no pending or, to the actual knowledge of Guarantor, threatened action, proceeding or investigation before any court, governmental agency or arbitrator against or affecting Guarantor, the Property, any of the Collateral, or any of Guarantor’s other assets which, if decided adversely to Guarantor, would materially and adversely affect the financial condition of Guarantor or of any of Guarantor’s assets, or would materially and adversely affect the present or future ability of Guarantor to perform its obligations under the Guaranty.

(d) Guarantor is not insolvent nor will it be rendered insolvent by the transactions contemplated by the Loan Documents. After giving effect to the transactions contemplated by the Loan Documents, Guarantor will not be left with an unreasonably small amount of capital with which to engage in its business or undertakings, nor will Guarantor have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature.

(e) Except as disclosed to Administrative Agent in writing, the financial statements and all financial data delivered to Administrative Agent relating to Guarantor are true, correct and complete in all material respects. Such financial statements fairly present the financial position of Guarantor as of the dates indicated. No material adverse change has occurred in Guarantor’s financial position since the date of such financial statements, and Guarantor has not incurred any indebtedness since the date of any such statements.

(f) Guarantor has filed all required federal, state and local tax returns. Guarantor has paid all federal, state and local taxes prior to delinquency (including any interest and penalties) other than taxes being promptly and actively contested in good faith and by appropriate proceedings.

(g) Guarantor is in material compliance with all laws, regulations and court orders applicable to it and its business.

(h) All of the representations and warranties made by Borrower with respect to “Parent” in the Term Loan Agreement are hereby incorporated herein as representations and warranties of Guarantor to Administrative Agent and the Lenders, with the same effect as though the same were fully stated herein.

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(i) None of Guarantor’s representations or warranties contained in this Guaranty, the Term Loan Agreement or any other document, certificate or written statement furnished to Administrative Agent and Lenders on behalf of Guarantor contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Guaranty or in such other document, certificate or written statement (when taken in their entirety) not misleading. There is no fact known to Guarantor which materially or adversely affects the business, operations, assets or condition (financial or otherwise) of Guarantor which has not been disclosed in this Guaranty or in another written statement delivered to Administrative Agent by Borrower or Guarantor.

10. Covenants.

(a) Guarantor shall deliver the following information to Administrative Agent in form and substance reasonably satisfactory to Administrative Agent:

(i) as soon as available, but in any event within 45 days after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ended December 31, 2011), the financial statements required by Section 6.1(b) of the Term Loan Agreement as of the end of such Fiscal Quarter;

(ii) as soon as filed, but in any event within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2011), the financial required by Section 6.1(a) of the Term Loan Agreement as of the end of such Fiscal Year; and

(iii) all other information, reports and notices relating to Guarantor that Administrative Agent shall reasonably request.

(b) Guarantor shall comply with all requirements applicable to Guarantor under the Term Loan Agreement, including, without limitation, Articles 4, 5 and 6 of the Term Loan Agreement.

11. Borrower. As used in this Guaranty, “Borrower” shall include any successor to Borrower with respect to the Loan Documents and any estate created by the commencement of a case under the Bankruptcy Code or any other insolvency, bankruptcy, reorganization or liquidation proceeding, or by any trustee under the Bankruptcy Code, liquidator, sequestrator or receiver of Borrower or Borrower’s property or similar person duly appointed pursuant to any law generally governing any insolvency, bankruptcy, reorganization, liquidation, receivership or like proceeding.

12. Opportunity to Review. Guarantor acknowledges that it has had the opportunity to review the matters discussed and contemplated by the Loan Documents, including the remedies Administrative Agent or Lenders may pursue against Borrower in the event of a default under the Loan Documents, the value of the security or collateral for the obligations owing under the Loan Documents and Borrower’s financial condition and ability to perform under the Loan Documents to which Borrower is a party. Guarantor has had the opportunity to review this Guaranty with its counsel.

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13. Miscellaneous.

(a) Notices. Any notice, demand or request required under this Guaranty shall be given in writing at the addresses set forth below by personal service; telecopy; overnight courier; or registered or certified, first class mail, return receipt requested.

If to Guarantor:

Molina Healthcare, Inc.

300 University Avenue, Suite 100

Sacramento, CA 95825

Attention:         Joseph W. White, Chief Accounting Officer

Facsimile:        (562) 437-7235

Telephone:       (916) 646-9193 x 111566

With a copy to:

Molina Healthcare, Inc.

300 University Avenue, Suite 100

Sacramento, CA 95825

Attention:         Jeff Barlow

        General Counsel

Facsimile:        (916) 646-4572

Telephone:       (916) 646-9193 x 114633

If to Administrative Agent:

East West Bank

135 N. Los Robles Ave., Suite 600

Pasadena, CA 91101

Attention:         May Kwong

        First Vice President

Facsimile:       (626) 817-8899

Telephone:      (626) 768-6718

With a copy to:

East West Bank

Loan Servicing Department

9300 Flair Drive, 6th Floor

El Monte, California 91731

Attention:

Facsimile:

Telephone:

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Such addresses may be changed by notice to the other parties given in the same manner as required above. Any notice, demand or request shall be deemed received as follows: (i) if sent by personal service, at the time such personal service is effected; (ii) if sent by telecopy, upon the sender’s receipt of a confirmation report indicating receipt by the recipient’s telecopier; (iii) if sent by overnight courier, on the business day immediately following deposit with the overnight courier; and (iv) if sent by mail, three business days following deposit in the mail.

(b) Governing Law. All questions with respect to the construction of this Guaranty and the rights and liabilities of the parties to this Guaranty shall be governed by the laws of the State of California.

(c) Binding on Successors. This Guaranty shall inure to the benefit of, and shall be binding upon, the successors and assigns of each of the parties to this Guaranty. Administrative Agent or Lenders may assign this Guaranty with one or more of the Loan Documents, without in any way affecting Guarantor’s liability under it or them.

(d) Attorneys’ Fees.

(i) Guarantor shall reimburse Administrative Agent and Lenders for all reasonable attorneys’ fees, costs and expenses, incurred by Administrative Agent and Lenders in connection with the enforcement of Administrative Agent and Lenders’ rights under this Guaranty and each of the other Loan Documents, including, without limitation, reasonable attorneys’ fees, costs and expenses for trial, appellate proceedings, out-of-court negotiations, workouts and settlements or for enforcement of rights under any state of federal statute, including, without limitation, reasonable attorneys’ fees, costs and expenses incurred to protect Administrative Agent and Lenders’ security and attorneys’ fees, costs and expenses incurred in bankruptcy and insolvency proceedings such as (but not limited to) seeking relief from stay in a bankruptcy proceeding. The term “expenses” means any expenses incurred by Administrative Agent or Lenders in connection with any of the out-of-court, or state, federal or bankruptcy proceedings referred to above, including, without limitation, the fees and expenses of any appraisers, consultants and expert witnesses retained or consulted by Administrative Agent or Lenders in connection with any such proceeding.

(ii) Administrative Agent and Lenders shall also be entitled to its and their attorneys’ fees, costs and expenses incurred in any post-judgment proceedings to collect and enforce the judgment. This provision is separate and several and shall survive the merger of this Guaranty into any judgment on this Guaranty.

(iii) Notwithstanding anything in this Section 13(d) to the contrary, Guarantor shall not be liable or responsible for costs or fees incurred by Administrative Agent or any Lender in connection with the syndication of the Loan, the negotiation or enforcement of Article 9 of the Term Loan Agreement or any other agreement by or between the Lenders or the Administrative Agent, or any dispute by or between Administrative Agent or any Lenders with respect to their respective rights or obligations as between each other.

(e) Counterparts. This Guaranty may be executed in any number of original counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one instrument. The original signature page of any counterpart may be detached from such counterpart and attached to any other counterpart identical to such counterpart (except having additional signature pages executed by other parties to this Guaranty) without impairing the legal effect of any such signature(s).

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(f) Entire Agreement. This Guaranty constitutes the entire agreement and understanding between the parties in respect of the subject matter of this Guaranty and supersedes all prior agreements and understandings with respect to such subject matter, whether oral or written.

(g) Waivers. Waiver by Administrative Agent or Lenders of any term, covenant or condition under this Guaranty or the Loan Documents, or of any default by Guarantor under this Guaranty or the Loan Documents, or any failure by Administrative Agent or Lenders to insist upon strict performance by Guarantor of any term, covenant or condition contained in this Guaranty or the Loan Documents, shall be effective or binding on Administrative Agent and Lenders only if made in writing by Administrative Agent; no such waiver shall be implied from any omission by Administrative Agent or Lenders to take action with respect to any such term, covenant, condition or default. No express written waiver by Administrative Agent of any term, covenant, condition or default shall affect any other term, covenant, condition or default or cover any other time period than the application of any such term, covenant or condition to the matter as to which a waiver has been given or the default or time period specified in such express waiver. This Guaranty may be amended only by an instrument in writing signed by the parties to this Guaranty.

(h) Severability. If any part of this Guaranty is declared invalid for any reason, such shall not affect the validity of the rest of the Guaranty. The other parts of this Guaranty shall remain in effect as if this Guaranty had been executed without the invalid part. The parties declare that they intend and desire that the remaining parts of this Guaranty continue to be effective without any part or parts that have been declared invalid.

14. WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY LAW, EACH OF ADMINISTRATIVE AGENT AND GUARANTOR WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS GUARANTY OR THE OTHER LOAN DOCUMENTS OR THE CONDUCT OF THE RELATIONSHIP AMONG ADMINISTRATIVE AGENT, LENDERS AND GUARANTOR. EACH PARTY HAS OBTAINED THE ADVICE OF THEIR RESPECTIVE LEGAL COUNSEL BEFORE SIGNING THIS GUARANTY AND ACKNOWLEDGE THAT THEY VOLUNTARILY AGREED TO THIS WAIVER OF THEIR RIGHT TO TRIAL BY JURY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND LEGAL CONSEQUENCE.

15. Right to Deal with Administrative Agent. Guarantor shall have the same rights as are provided to Borrower pursuant to Sections 9.13, 9.14 and 9.15 of the Term Loan Agreement.

[Signature page follows]

Guaranty

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed as of the date first written above.

GUARANTOR: MOLINA HEALTHCARE, INC., a Delaware corporation

By:	/s/ John C. Molina
John C. Molina Chief Financial Officer

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